STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of October 15, 1996 (the "Agreement"), is between MASCO CORPORATION, a Delaware corporation ("Masco"), and MASCOTECH, INC., a Delaware corporation (the "Company").

      WHEREAS, Masco is the record holder of 24,824,690 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock") and warrants to purchase 10,000,000 shares of Common Stock (the "Warrants"); and

      WHEREAS, Masco desires to sell and the Company desires to purchase 17,000,000 shares of Common Stock (the "Repurchased Stock") and all of the Warrants owned by Masco upon the terms and conditions hereinafter provided; and

      WHEREAS, Masco will own 7,824,690 shares of the Common Stock following the sale of the Repurchased Stock and Warrants (the "Remaining Common Stock"); and

      WHEREAS, Masco and the Company desire to provide the Company with a right of first refusal to repurchase the Remaining Common Stock upon the terms and conditions hereinafter provided; and

      WHEREAS, simultaneously herewith, the Company has entered into a stock purchase agreement with Richard A. Manoogian (the "Manoogian Agreement") providing for the Company to repurchase 1,000,000 shares of the Common Stock;

      NOW, THEREFORE, it is hereby agreed as follows:

      1.  PURCHASE AND SALE OF REPURCHASED STOCK AND WARRANTS:  CLOSING.

      (a)  Subject to the satisfaction or waiver of the conditions set forth in
Section 5 hereof, Masco hereby agrees to sell, convey, transfer and deliver to the Company, and the Company hereby agrees to purchase from Masco, the Repurchased Stock and Warrants in consideration for the Purchase Price (as defined below). The "Purchase Price" for the Repurchased Stock and the Warrants shall be $266,375,000. Masco and the Company each hereby covenant and agree that they will discuss in good faith an appropriate allocation for tax purposes of the Purchase Price between the Repurchased Stock and the Warrants and will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with such agreement.

      (b) The Purchase Price with respect to the Repurchased Stock shall be subject to adjustment as specified in this Section 1(b).

            (i)  If, within six months after the Closing Date,

                  (A) the Company enters into an agreement with respect to any merger, consolidation, tender offer or similar transaction (provided that this clause shall not apply to a transaction in which the Company is the surviving company in any merger or consolidation and in which the stock issued in such a transaction is less than 40% of the issued and outstanding Common Stock of the Company after the transaction), or to issue more than 40% of the Common Stock to any third party (and its affiliates);

                  (B) the Company undertakes a recapitalization, extraordinary dividend, self-tender, spin-off or similar extraordinary transaction; or

                  (C) any third party commences a tender or exchange offer for any capital stock of the Company as a result of which such third party (and its affiliates) acquires "beneficial ownership" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 40% of the shares of the Common Stock,

      (any of the transactions referred to above in clauses (A), (B) and (C) being referred to as a "Transaction") and, in any such case referred to in clauses (A), (B) and (C) above, the price per share of Common Stock paid in such Transaction (or in the case of a recapitalization, extraordinary dividend, self-tender, spin-off or similar Transaction, the aggregate "price" of the amount distributed to holders of the Common Stock in such Transaction plus the "price" of any Common Stock paid calculated as provided below), exceeds $14.00, the Company shall pay to Masco, within two business days after the closing of the Transaction (or such later date as the "price" of the consideration has been determined as provided below), an amount in cash equal to 17,000,000 times the excess, if any, of such price over $14.00.

            (ii) In the event a Transaction shall involve consideration other than cash, then the "price" of such consideration for purposes of the foregoing formula shall be determined as follows:

                  (A) If the consideration shall consist of securities traded on the New York Stock Exchange, the American Stock Exchange or on NASDAQ, then such securities shall be valued at an amount equal to the average closing prices (or, in the case of NASDAQ, the last sale prices) for such securities during the ten trading days preceding the completion of the Transaction.

                  (B) In all other events, Masco and the Company shall engage in good faith discussion for not less than ten business days after the closing of the Transaction in an effort to agree upon a valuation. At the end of such period, if Masco and the Company have not agreed on a valuation, Masco and the Company shall mutually select an investment banker who shall determine and appropriate valuation and whose fees and expenses shall be paid 50% by Masco and 50% by the Company. In such event the amount payable to Masco shall be paid promptly upon such valuation being determined.

            (iii) In the event that, after the date hereof, the Company is party to any transaction or takes any action that has a materially dilutive or anti-dilutive effect on the per share value of the shares of the Common Stock (e.g., a stock split) prior to a Transaction, Masco and the Company shall make such adjustments to the amounts payable to Masco under clause (i) above as shall be equitable to preserve the economic results intended by the parties as of the date hereof.

      (c) The closing of the purchase and sale of the Repurchased Stock and Warrants (the "Closing") shall take place at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180 at 10:00 a.m. Detroit time not later than three business days following the satisfaction of the conditions set forth in
Section 5 hereof, or at such other time as shall be agreed to in writing by the Company and Masco (the "Closing Date").

      (d)  At the Closing,

            (i) Masco will deliver to the Company (aa) a certificate or certificates evidencing the Repurchased Stock and (bb) the Warrants, being purchased by the Company hereby, free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively "Encumbrances"), duly endorsed for transfer to the Company's order or accompanied by stock powers with respect to the Repurchased Stock and such documentation with respect to the termination of the Warrants as may be reasonably requested, duly executed to the Company's order and with all requisite documentary or stock transfer tax stamps affixed as applicable; and

            (ii) the Company will pay to Masco the Purchase Price for the Repurchased Stock and Warrants by (aa) the wire transfer of $115,000,000 in immediately available funds to such bank account as Masco shall have designated in writing to the Company at least three days prior to the Closing, and (bb) the delivery to Masco of an unsecured Promissory Note in the principal amount of $151,375,000 substantially in the form attached as Exhibit A.

      2. REPRESENTATIONS AND COVENANTS OF MASCO. Masco hereby represents, warrants and covenants to the Company as follows:

      (a) Organization and Good Standing. Masco is a corporation duly organized and validly existing under the laws of the State of Delaware.

      (b)  Title to Common Stock.   Masco is the record holder and sole
beneficial owner of the Repurchased Stock and Warrants being sold pursuant to this Agreement and such Repurchased Stock and Warrants are free and clear of any Encumbrances.

      (c) Authority, Execution and Delivery, Etc.. Masco has full corporate power and authority to enter into this Agreement and Masco has full corporate power to sell the Repurchased Stock and Warrants in accordance with the terms hereof. The execution, delivery and performance of this Agreement have been duly authorized by Masco and no other actions on the part of Masco are required. This Agreement has been duly executed and delivered by Masco and constitutes the valid and binding obligation of Masco, enforceable against Masco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

      (d) Consents, No Conflicts, Etc.. Neither the execution and delivery of this Agreement, the consummation by Masco of the transactions contemplated by this Agreement nor compliance by Masco with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the organizational documents of Masco or any agreement, instrument, judgment, decree, statute or regulation applicable to Masco or any assets or properties of Masco, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Masco or any material assets or properties of Masco or (iii) require Masco to obtain any material consent, approval, permission or other authorization of or by, or to make any material designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever, other than any disclosure of the transactions contemplated hereby that may be required in Masco's filings pursuant to the federal securities laws.

      (e) No Brokers. Masco has not entered into, and will not enter into, any agreement, arrangement or understanding with any person or firm with respect to the Repurchased Stock and Warrants which will result in the obligation of the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Masco will pay the fees and expenses of Merrill Lynch incurred in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities and obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by Masco.

      (f) Access to Information. Masco acknowledges that it has been offered access to the business records of the Company and such additional information as it has requested in order that it may make an informed decision regarding the transactions contemplated hereby and has been given the opportunity to meet with Company officials and to have representatives of the Company answer questions regarding the Company's affairs and condition. Masco is an experienced and sophisticated participant in transactions of the kind contemplated hereby, is capable of evaluating the merits and risks of transactions of the kind contemplated hereby, is experienced in the evaluation of enterprises such as the Company and has undertaken such investigation and evaluated such information regarding the Company as it has deemed necessary to make an informed and intelligent decision with respect to the execution and performance of this Agreement.

      (g) Disclosure. Masco has made all disclosures to the Company concerning the Common Stock and the Warrants as required by applicable law.

      3. REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company hereby represents, warrants and covenants to Masco as follows:

      (a) Organization and Good Standing. The Company is a corporation duly, validly existing and in good standing under the laws of the State of Delaware.

      (b) Authority, Execution and Delivery, Etc. The Company has full corporate power and authority to enter into this Agreement and to purchase the Repurchased Stock and Warrants in accordance with the terms hereof. The execution, delivery and performance of this Agreement have been duly authorized by the Company and no other actions on the part of the Company are required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

      (c) Consents, No Conflicts, Etc. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company or any agreement, instrument, judgment, decree, statute or regulation applicable to the Company or any assets or properties of the Company,
(ii) violate any material order, writ, injunction, decree, statute rule or regulation applicable to the Company or any material assets or properties of the Company or (iii) except as set forth in the Credit Agreement, dated as of September 2, 1993, as amended, among the Company, the banks signatory thereto, and NBD Bank (formerly, NBD Bank, N.A.), as Agent (the "Credit Agreement") require any material consent, approval, permission or other authorization of or by, or any material designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever, other than any disclosure of the transactions contemplated hereby that may be required in the Company's filings pursuant to the federal securities laws and the rules of the New York Stock Exchange.

      (d) After giving effect to the repurchase of the Repurchased Stock and Warrants and the transactions contemplated by the Manoogian Agreement, the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses. The completion of the transactions contemplated hereby and thereby will comply with the Delaware General Corporation

Law. The Company is not a party to, and is not engaged in discussions with any third person with respect to any agreement other than the Manoogian Agreement pursuant to which the Company would repurchase any material amount of its shares of its capital stock and, except as previously disclosed in its public filings with the Securities and Exchange Commission (the "Commission"), the Company is not a party to, and is not engaged in any discussions with any third person with respect to any agreement to issue any material amount of its securities.

      (e) No Material Changes. The Company has filed all required forms, reports and documents with the Commission required to be filed by it since December 31, 1994 pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (collectively, the "Company SEC Documents"), all of which have complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and such rules and regulations. As of their respective dates, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than as disclosed in the documents referred to in this Section 3(e), since the filing of the Quarterly Report on Form 10-Q for the period ended June 30, 1996, there has been no material adverse change in the results of operations or financial condition of the Company.

      (f) No Brokers. The Company has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Masco to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The Company will pay the fees and expenses of Smith Barney Inc. incurred in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold Masco harmless from and against any and all claims, liabilities and obligations with respect to any such fees and expenses and finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by the Company.

      (g) Adequacy of Capital and Surplus. As of the date hereof the transactions contemplated hereby and under the Manoogian Agreement could be consummated without the capital of the Company being impaired under the Delaware General Corporation Law.

      4.   OTHER AGREEMENTS.

      (a)  Right of First Refusal Upon Receipt of Offer.

            (i) If prior to September 30, 2000 Masco receives a bona fide offer from another person or entity to purchase any of the Remaining Common Stock (other than a sale which is intended to comply with Rule 144 under the Securities Act of 1933) (the "Offer"), and Masco desires to accept the Offer, Masco shall first give written notice to the Company of the transfer (the "Transfer Notice"). In addition to stating the intention to accept the Offer, the Transfer Notice shall state the name and address of the proposed transferee, the number of shares of Remaining Common Stock to be transferred, the price per share, the terms of payment and any other material terms of the sale. The Transfer Notice shall not be effective unless accompanied by a copy of the Offer. For 15 days after receipt of the Transfer Notice and Offer, the Company shall have a first option to purchase all of the Remaining Common Stock proposed to be transferred, at the price and on the terms of the proposed transfer. The Company may exercise the option by the personal delivery or mailing within the option period of written notice to Masco, which notice shall specify the number of shares to be purchased, the purchase price and the terms of the purchase. If the Company fails to exercise its option to purchase the shares of the Remaining Common Stock proposed to be transferred, such shares may be transferred to the transferee designated in the written notice given by Masco, at the price and on the terms described in the notice, within 60 days after the Company's option period expires. After the expiration of such 60 day period, no Remaining Common Stock may be transferred to any person without again complying with this Section 4(a). The 60-day period for the consummation of the closing shall be extended with respect to a transaction requiring the consent or approval of any government regulatory authority; provided, however, that any such extension shall be conditioned upon the following: (aa) Masco shall make all necessary applications for such consents and approvals within the 60-day period and shall thereafter diligently seek to obtain same, and (bb) in the event any necessary consent or approval is finally denied or an application for any necessary consent or approval withdrawn, the period for consummation of the transaction shall terminate without liability on the part of the Company to Masco or to the proposed purchaser of the shares of the Remaining Common Stock.

            (ii) If the Company exercises an option to purchase any of the Remaining Common Stock pursuant to Section 4(a)(i), the closing shall occur on the date which is 15 days following the Company's exercise of the option, or if such day is a Saturday, Sunday or holiday, on the first
      business day thereafter.   Masco shall at closing endorse in blank and
      deliver to the Company all instruments evidencing the purchased shares. The Company shall deliver payment to Masco for the purchased shares of the Remaining Common Stock at the closing and shall have the option to deliver debt to the extent and on the same terms as those specified in the Offer.

      (b) Right of First Refusal Upon Request for Secondary Registration. If prior to September 30, 2000 Masco requests that the Company register under the Securities Act of 1933 or otherwise any of the Remaining Common Stock in accordance with the terms of the Registration Agreement, dated as of March 31, 1993, between the Company and Masco, the Company shall have a first option to purchase all of the Remaining Common Stock proposed to be registered (the "Registrable Stock") for a period of 15 days after receipt of the request. The per share price to be paid by the Company to purchase the Registrable Stock shall be an amount equal to 97% of the average closing prices (or, in the case of NASDAQ, the last sale prices) of the Common Stock on the New York Stock Exchange (or such other national securities exchange or NASDAQ upon which the Common Stock is then traded) during the 20 trading days preceding the date of receipt of the request for registration of the Registrable Stock. If the Company exercises an option to purchase the Registrable Stock, the closing shall occur within 15 days following the Company's exercise of the option. Masco and the Company agree that the Registration Agreement is amended hereby to the extent provided in this Section 4 (b).

      (c) Masco Standstill Period. During the period (the "Standstill Period") commencing on the date hereof and ending on the second anniversary of the Closing Date, Masco shall not, and shall cause each of its subsidiaries not to, singly or as part of any group (as this term is defined in Section 13(d)(3) of the Exchange Act), directly or indirectly, take any of the following actions, provided that nothing in this Section 4(c) shall restrict or limit the free exercise by Masco of any of its voting rights in respect of the Remaining Common
Stock:

            (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, gift or otherwise, any shares of Common Stock of the Company or any direct or indirect rights or options to acquire any such Common Stock or any securities convertible or exercisable into or exchangeable for Common Stock, if such acquisition would increase the beneficial ownership by Masco and its subsidiaries of the Common Stock outstanding by more than 1% as compared with its ownership immediately after completion of the transactions contemplated hereby;

            (ii) agree with any person or participate with any person in any effort or attempt to do or seek to do any of the foregoing; or

            (iii) publicly request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4(c) or otherwise publicly seek any modification to or wavier of any of Masco's agreements or obligations under this
      Section 4(c).

      (d) Company Standstill Period. During the Standstill Period, the Company shall not, and shall cause each of its subsidiaries not to, singly or as part of any group (as this term is defined in Section 13(d)(3) of the Exchange
Act), directly or indirectly, take any of the following actions:

            (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, gift or otherwise, any shares of Common Stock of Masco or any direct or indirect rights or options to acquire any such Common Stock or any securities convertible or exercisable into or exchangeable for such Common Stock, if as a result of such acquisition, the Company and its subsidiaries would beneficially own 5% or more of such Common Stock outstanding;

            (ii) agree with any person or participate with any person in any effort or attempt to do or seek to do any of the foregoing; or

            (iii) publicly request Masco (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4(d) or otherwise publicly seek any modification to or wavier of any of the Company's agreements or obligations under this Section 4(d).

      (e) Best Efforts by the Company. The Company agrees to use its best efforts to obtain the waivers and consents referred to in Section 5(a)(iii) below and, if necessary, the substitute financing referred to therein.

      (f) Cooperation. Masco and the Company will each cooperate with the other and use reasonable efforts to cause the fulfillment of the conditions to the other's obligations hereunder. Without limiting the generality of the foregoing, if any order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court or other governmental authority having jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby, or if any action, suit, claim or proceeding before any court or governmental authority shall be threatened or shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the transactions contemplated hereby, each of Masco and the Company shall use reasonable efforts and take such actions as may be necessary, at its own expense, to have any such order, stay, judgment or decree lifted or dismissed and any such suit, action or proceeding dismissed or terminated.

      5.   CONDITIONS TO THE CLOSING.

      (a) It shall be a condition to the Company's obligation to purchase the Repurchased Stock and Warrants at the Closing that:

            (i) the representations and warranties of Masco shall be true and correct in all material respects (and by the tendering of the Repurchased Stock and Warrants by Masco at the Closing Masco shall be deemed to have represented and warranted that this is so) and Masco shall have complied in all material respects with all covenants required to be performed prior to the Closing Date;

             (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Repurchased Stock and Warrants;

            (iii) the Company shall have obtained any waiver or consent required under the Credit Agreement or shall have obtained substitute financing on terms reasonably acceptable to the Company in order to repurchase the Repurchased Stock and Warrants;

            (iv) Masco shall have delivered to the Company duly executed amendments to the Corporate Services Agreement, dated as of January 1, 1987, the Corporate Opportunities Agreement, dated as of May 1, 1984, and the Amended and Restated Securities Purchase Agreement, dated as of November 23, 1993, substantially in the forms attached hereto as Exhibits B, C, and D, respectively;

            (v) Masco shall have delivered to the Company a duly executed termination of the Warrant Agreement, dated as of March 31, 1993, between Masco and the Company;

            (vi) there shall be a simultaneous closing of the Company's repurchase of 1,000,000 shares of Common Stock from Mr. Manoogian; and

            (vii) the purchase of the Repurchased Stock and Warrants shall not result in the capital of the Company being impaired under the Delaware General Corporation Law.

      (b) It shall be a condition to the obligations of Masco to sell the Repurchased Stock and Warrants at the Closing that:

             (i) the representations and warranties of the Company shall be true and correct in all material respects (and by tendering the Purchase Price at the Closing the Company shall be deemed to have represented and warranted that this is so) and the Company shall have complied in all material respects with all covenants required to be performed prior to the Closing Date;

            (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Repurchased Stock and Warrants;

            (iii) the Company shall have delivered to Masco duly executed amendments to the Corporate Services Agreement, the Corporate Opportunities Agreement, and the Amended and Restated Securities Purchase Agreement, substantially in the forms attached hereto as Exhibits B, C, and D, respectively; and

            (iv) there shall be a simultaneous closing of the Company's repurchase of 1,000,000 shares of Common Stock from Mr. Manoogian.

      6.   SPECIFIC PERFORMANCE.

      (a) Masco acknowledges that money damages are an inadequate remedy for a breach of this Agreement which would prevent consummation of the sale of the Repurchased Stock and Warrants to the Company because of the difficulty of ascertaining the amount of damage that would be suffered by the Company in such event. Therefore, Masco agrees that the Company may obtain specific performance to mandate the sale of the Repurchased Stock and Warrants to the Company in accordance with this Agreement in the event Masco's breach would otherwise prevent consummation of the sale of the Repurchased Stock and Warrants to the Company as set forth in this Agreement.

      (b) The Company acknowledges that money damages are an inadequate remedy for a breach of this Agreement which would prevent consummation of the purchase of the Repurchased Stock and Warrants by the Company because of the difficulty of ascertaining the amount of damage that would be suffered by Masco in such event. Therefore, the Company agrees that Masco may obtain specific performance to mandate the purchase of the Repurchased Stock and Warrants by the Company in accordance with this Agreement in the event the Company's breach would otherwise prevent consummation of the purchase of the Repurchased Stock and Warrants by the Company as set forth in this Agreement.

      7.   MISCELLANEOUS.

      (a) Expenses. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

      (b) Amendments, Etc. All amendments or waivers of any provisions of this Agreement may only be made pursuant to a written instrument executed by the parties hereto or their successors and assigns.

      (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement is intended to confer on any person or entity other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities by reason of this Agreement.

      (d) Notices. All notices, requests and other communications provided for hereunder shall be effective upon receipt, shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraph, telex or by facsimile transmission with electromechanical report of delivery:

            If to the Company:

                  MascoTech, Inc.
                  21001 Van Born Road
                  Taylor, Michigan 48180
                  Attention:  Lee M. Gardner

            With a copy to:

                  Dykema Gossett PLLC
                  1577 North Woodward Avenue
                  Bloomfield Hills, Michigan 48304-2820
                  Attention:  Rex E. Schlaybaugh, Jr., Esq.

            If to Masco:

                  Masco Corporation
                  21001 Van Born Road
                  Taylor, Michigan 48180
                  Attention:  Frank M. Hennessey

            With a copy to:

                  Masco Corporation
                  21001 Van Born Road
                  Taylor, Michigan 48180
                  Attention:  John R. Leekley, Esq.

or to such other address with respect to any party as such party shall notify the others in writing.

      (e) Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Michigan (without regard to the choice of law provisions thereof).

      (f) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      (h) Public Announcements. Without prior consultation with the other party, neither Masco nor the Company will issue any press release or public announcement of the transactions contemplated hereby.

      (i) Complete Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and, except as provided herein, supersedes all previous negotiations, commitments and writings.

      (j) Termination. This Agreement shall terminate if the Closing contemplated hereby shall not have occurred on or prior to December 31, 1996. Notwithstanding the foregoing, the provisions of Section 7(a) and 7(h) shall survive termination of this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                              MASCO CORPORATION



                              By: /s/ John R. Leekley
                                  John R. Leekley
                                  Senior Vice President and General Counsel


                              MASCOTECH, INC.



                              By: /s/ Timothy Wadhams
                                  Timothy Wadhams
                                  Vice President, Controller and Treasurer

                                                               Exhibit A



                                 PROMISSORY NOTE


$151,375,000.00                                       _____________, 1996


      FOR VALUE RECEIVED, MascoTech, Inc., a Delaware corporation with its principal offices located at 21001 Van Born Road, Taylor, Michigan 48180 ("MascoTech"), hereby promises to pay to the order of Masco Corporation, a Delaware corporation with its principal offices located at 21001 Van Born Road, Taylor, Michigan 48180 ("Payee"), in lawful money of the United States of America, the principal sum of One Hundred Fifty One Million Three Hundred Seventy Five Thousand Dollars ($151,375,000.00) (the "Principal Amount"), together with interest, in accordance with the terms hereof.

      This Note is referred to in, and issued pursuant to, that certain Stock Purchase Agreement, dated as of October 15, 1996, by and between MascoTech and Payee (the "Stock Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.

      The Principal Amount shall be due and payable in one, lump-sum payment on September 30, 1997 (the "Maturity Date"). Interest from the date hereof on the unpaid Principal Amount shall accrue at the per annum rate of six and five-eights percent (6-5/8%), and shall be payable in four installments on December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997.

      Notwithstanding the first paragraph of this Note, MascoTech may repay all or any portion of the Principal Amount and any accrued interest thereon by transferring any publicly-traded securities (debt or equity) of Emco Limited that MascoTech holds at the time of payment which were held on the date hereof. Any such Emco Limited securities shall be valued at an amount equal to 97% of the average of the closing prices for such securities on the Toronto Stock Exchange during the 20 trading days ending on the third day prior to the date of payment, expressed in U.S. Dollars at the prevailing exchange rate on the date of payment. Any such payment in Emco Limited securities shall be subject to applicable regulatory approvals, which MascoTech and Payee agree to diligently seek to obtain upon MascoTech's written notice to Payee of its intention to transfer to Payee any Emco Limited securities.

      This Note may be prepaid in whole at any time or in part from time to time, with accrued interest, without penalty or premium.

      MascoTech agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorneys' fees and expenses, unless prohibited by law.

      MascoTech hereby waives presentment for payment, demand, notice of dishonor, notice of protest and all other notices and demands in connection with the delivery, acceptance, performance or default of this Note and agrees that this Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by MascoTech and Payee.

      This Note shall become immediately due and payable upon notice by Payee to MascoTech if one or more of the following events shall have occurred and be continuing (except in the case of the events specified in clauses (e) and (f) in which event this Note shall become immediately due and payable without any such notice):

      (a) any event or condition shall occur which results in the acceleration of the maturity of any indebtedness for borrowed money in excess of $10,000,000 or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such indebtedness or any person acting on such holder's behalf to accelerate the maturity thereof;

      (b) default in the payment of interest upon this Note when it becomes due and payable and continuance of such default for a period of 5 days; or

      (c) default in the payment of all or any part of the principal of this Note as and when the same shall become due and payable;

      (d) any representation or warranty of MascoTech in the Stock Purchase Agreement should prove to have been incorrect in any material respect when made or deemed made;

      (e) MascoTech shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

      (f) an involuntary case or other proceeding shall be commenced against MascoTech seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against MascoTech under the federal bankruptcy laws as now or hereafter in effect;

      (g) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against MascoTech and such judgment or order shall continue unsatisfied and unstayed for a period of 20 days.

      This Note shall be governed by, and construed in accordance with, the law of the State of Michigan.

      Any notice or other communication under this Note shall be in writing and shall be considered given when mailed by certified or registered mail, return receipt requested, to the Chief Financial Officer of MascoTech or the Payee, as the case may be, at the address set forth in the first paragraph of this Note (or at such other address as either party may specify by notice to the other).

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed in its corporate name by a duly authorized officer, as of the date first written above.


                                    MASCOTECH, INC.


                                    By:
                                    Name:
                                    Title:







BH\ 85451
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                                                                     Exhibit B


                               AMENDMENT NO. 1 TO
                          CORPORATE SERVICES AGREEMENT

      This Amendment is made as of ------------, 1996 between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation ("Tech"), concerning that certain Corporate Services Agreement (the "Services Agreement"), dated as of January 1, 1987, between Masco and Tech. All capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Services Agreement.

      A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of Tech (the "Tech Common Stock");

      B. Concurrently herewith, Tech has, among other things, repurchased from Masco 17,000,000 shares of the Tech Common Stock;

      C. In connection therewith, Masco and Tech desire to amend certain provisions of the Services Agreement as set forth herein.

            IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Services Agreement as follows:

      1. All references to "Industries" are hereby revised to be references to "Tech".

      2.    Paragraph 5 is hereby amended to read in its entirety as follows:

            5. The term of this Agreement shall expire on September 30, 1998; provided however, that the term shall be extended automatically for a period of one year each October 1 thereafter, subject to either party's right to terminate this Agreement by written notice to the other received at least 90 days prior to any such October 1. Termination of this Agreement shall not relieve either party of its obligations accruing hereunder through the effective date of termination.

      3. All other terms and conditions of the Services Agreement are hereby ratified and confirmed and remain in full force and effect.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first above written.

                                    MASCO CORPORATION


                                    By:
                                    Name:
                                    Title:


                                    MASCOTECH, INC.


                                    By:
                                    Name:
                                    Title:


BH\ 85378
ID\ DRM

                                                                  Exhibit C

                               AMENDMENT NO. 1 TO
                        CORPORATE OPPORTUNITIES AGREEMENT

      This Amendment is made as of ______________, 1996 between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation ("Tech"), concerning that certain Corporate Opportunities Agreement (the "Opportunities Agreement"), dated as of May 1, 1987, between Masco and Tech. All capitalized terms not otherwise defined in this Amendment shall have the meaning given them in the Opportunities Agreement.

      A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of Tech (the "Tech Common Stock");

      B. Concurrently herewith, Tech has, among other things, repurchased from Masco 17,000,000 shares of the Tech Common Stock;

      C. In connection therewith, Masco and Tech desire to amend certain provisions of the Opportunities Agreement as set forth herein.

            IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Opportunities Agreement as follows:

      1. All references to "Industries" are hereby revised to be references to "Tech."

      2.    Paragraph 1 is hereby amended to read in its entirety as follows:

            1. Business Opportunities for Tech. Neither Masco nor any of its subsidiaries shall consider undertaking any Third-Party Transaction (as hereinafter defined) which comes to the attention of Masco, Tech or any of their respective subsidiaries if such transaction involves metal-worked components, engineering or technical support services or aftermarket products in each case for the automotive industry and is not an Excluded Transaction (as hereinafter defined) unless Tech has first been provided with the opportunity to consider undertaking such transaction and thereafter either declines or fails, within a reasonable period, to conclude such transaction.

      3.    Paragraph 2 is hereby amended to read in its entirety as follows:

            2. Business Opportunities for Masco. Neither Tech nor any of its subsidiaries shall consider undertaking any Third-Party Transaction which comes to the attention of Tech, Masco or any of their respective subsidiaries if such transaction involves home improvement or building products or services unless Masco has first been provided with the opportunity to consider undertaking such transaction and thereafter either declines or fails, within a reasonable period, to conclude such transaction, except that a transaction by or with Emco Limited shall not be subject to the prohibition in this paragraph 2.

      4. Subparagraph 4(i) is hereby amended to read in its entirety as follows:

            (i) A "Third-Party Transaction" shall mean any acquisition, merger, consolidation or joint venture with, investment (other than investments solely in marketable securities or other noncontrolling minority investments) in or any similar transaction involving a party other than Tech, Masco, any of their respective subsidiaries or any other entities in which on the date hereof any of such corporations has investments not consisting solely of marketable securities.

      5. Subparagraph 4(ii) is hereby amended to read in its entirety as follows:

            (ii) An "Excluded Transaction" shall mean any Third-Party Transaction with respect to a business which is not primarily involved in offering products or services to the automotive industry, including the automotive aftermarket.

      6.    Paragraph 5 is hereby amended to read in its entirety as follows:

            5. Duration. The term of this Agreement shall expire on September 30, 1998; provided, however, that the term shall be extended automatically for a period of one year each October 1 thereafter, subject to either party's right to terminate this Agreement by written notice to the other received at least 90 days prior to any such October 1. Termination of this Agreement shall not relieve either party of its obligations accruing hereunder through the effective date of such termination.

      7. All other terms and conditions of the Opportunities Agreement are hereby ratified and confirmed and remain in full force and effect.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first above written.

                                    MASCO CORPORATION

                                    By:
                                    Name:
                                    Title:

                                    MASCOTECH, INC.

                                    By:
                                    Name:
                                    Title:

BH\ 85377
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                                                                    Exhibit D
                         AMENDMENT NO. 1 TO AMENDED AND
                     RESTATED SECURITIES PURCHASE AGREEMENT

      This Amendment is made as of ___________________, 1996, between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation (the "Company" or the "Issuer"), concerning that certain Amended and Restated Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of November 23, 1993, between Masco and the Company. All capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Securities Purchase Agreement.

      A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of the Company (the "Tech Common Stock");

      B. Concurrently herewith, the Company has, among other things, repurchased from Masco 17,000,000 shares of Tech Common Stock;

      C. In connection therewith, Masco and the Company desire to amend certain provisions of the Securities Purchase Agreement as set forth herein.

            IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Securities Purchase Agreement as follows:

      1.    Paragraph 1(b) is hereby amended to read in its entirety as follows:

            (b) The Securities shall be issued in separate series with the interest rate on each such series being a rate per annum that is the higher of: (I) 400 basis points over the average Treasury Rate (as hereinafter defined) for the week preceding the week in which the notice of purchase referred to in Paragraph 2 is given to Masco; or
            (ii) 75 basis points over the Comparable Debt Issuance Rate (as hereinafter defined).

                  "Treasury Rate" means the rate for noncallable direct
            obligations of the United States ("Treasury Notes") having a remaining maturity of five years, as published in the Federal Reserve Statistical Release H.15(519) (or any successor publication provided by the Board of Governors of the Federal Reserve System) under the heading "Treasury Constant Maturities." If a rate for Treasury Notes having a remaining maturity of five years has not been so published or reported for the preceding week as provided above by 1:00 P.M., New York City time, on the day such notice is given to Masco, then the Treasury Rate shall be calculated by the Company and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 1:30 P.M., New York City time, on the date of such notice, of three leading primary United

            States government securities dealers selected by the Company for the purchase of Treasury Notes with a remaining maturity of five years.

            The "Comparable Debt Issuance Rate" means a per annum rate of interest determined as follows:

                  Each of the Company and Masco shall select an investment banker within 3 business days from the date the notice of purchase referred to in Paragraph 2 is given to Masco, and those two investment bankers shall have 3 business days to select a third investment banker. Each of the three investment bankers shall have qualifications with respect to the sale of debt instruments of manufacturing and industrial companies. Each of the three investment bankers shall have 3 business days to determine, in its good faith opinion, the per annum rate of interest that the Company would be required to pay if it were to issue the relevant series of Securities to third party investors in a transaction negotiated at arms'-length and priced as of the date the notice of purchase referred to in Paragraph 2 is given to Masco, and each banker shall set forth its conclusion in a letter addressed to each of Masco and the Company and delivered to each of them by 12:00 noon EST on the 10th day from the date of the notice of purchase given to Masco. The arithmetic mean of the interest rates determined by each of the three investment bankers shall be the Comparable Debt Issuance Rate.

      2.    Paragraph 2(a) is hereby amended to read in its entirety as follows:

            (a) Subject to the terms and conditions set forth herein, Masco agrees to purchase, at par, at any time or from time to time on or before March 31, 2002, upon the Company's written notice, up to $200 million aggregate principal amount of Securities (the "Commitment"). The Company's written notice shall specify the principal amount of Securities that Masco is required to purchase (which for each respective issuance of Securities shall be $10 million or any larger multiple of $1,000,000). The interest rate for such Securities shall be determined in accordance with the provisions of Paragraph 1(b).

      3. The first sentence of Paragraph 3(a) is hereby amended to read in its entirety as follows:

            (a) Any closing of a sale of Securities to Masco hereunder shall occur at Masco's offices on the 10th Business Day (as hereinafter defined) after the Company gives Masco the written notice referred to in Paragraph 2.

      4. Section 5.2(b) of the Form of Subordinated Note attached as Exhibit A to the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

            (b) The holder's right to tender under clause (a) above shall be triggered upon the occurrence of either of the following events:

                  (I) Any person or group (an "other entity"), within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the Securities Exchange Act of 1934, or at least 50% of the voting power for election of the Directors of the Issuer, or,

                  (ii) The Issuer, directly or indirectly, consolidates or merges with any other entity or sells or leases its properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction in which the Company is the surviving company in any merger or consolidation and in which the stock issued in such a transaction is less than 40% of the common stock of the Company issued and outstanding after the transaction.

      5. A new Section 2 (c) is hereby added to read in its entirety as follows:

            (c) The Commitment shall terminate upon the occurrence of either of the following events:

                  (i) Any person or group (an "other entity"), within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the Securities Exchange Acot of 1934, or at least 50% of the voting power for election of the Directors of the Issuer, or,

                  (ii) The Issuer, directly or indirectly, consolidates or merges with any other entity or sells or leases its properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction in which the Company is the surviving company in any merger or consolidation and in which the stock issued in such a transaction is less than 40% of the common stock of the Company issued and outstanding after the transaction.

      6. All other terms and conditions of the Securities Purchase Agreement are hereby ratified and confirmed and remain in full force and effect.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first above written.



                                          MASCO CORPORATION



                                          By:
                                          Name:
                                          Title:



                                          MASCOTECH, INC.



                                          By:
                                          Name:
                                          Title:


BH\ 85379
ID\ DRM